Filed Pursuant to Rule 433
Registration No. 333-134553

15YR NC 1YR Lehman Steepener
Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	Moody’s A1/ S&P A+/ Fitch A+
Issue Size:	$10,000,000
Issue Price:	100.0%
Redemption Price:	100.0%
CUSIP:	52517PY88
Trade Date	April 25, 2007
Settlement Date:	May 23, 2007
Maturity Date:	May 23, 2022, subject to Optional Redemption
Interest Rate:

From and including the Settlement Date to but excluding May 23, 2008: 10.0%

From and including May 23, 2008, to but excluding the Maturity Date:

50 * (30yr CMS Rate – 10yr CMS Rate), subject to a minimum of 0% and the Per Annum Interest Rate Cap

Per Annum Interest Rate Cap:	For each Interest Period from and including May 23, 2008, a percentage per annum equal to 25.0%.
Day Count Basis:	30/360
Interest Payment Dates:	Quarterly on the 23rd of February, May, August and November commencing August 23, 2007, subject to Optional Redemption
Interest Reset Dates:	Quarterly on the 23rd of February, May, August and November commencing May 23, 2008, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest

Payment Date, determined on the related Interest Determination Date
Interest Determination Dates:	Two Business Days prior to the related Interest Reset Date
30yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

If the 30yr CMS Rate or the 10yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for the related Interest Reset Date shall be determined on such Interest Determination Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006.

Business Days:	New York and London
Optional Redemption:

The Issuer has the right on every Interest Payment Date commencing on or after May 23, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Notes at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following, unadjusted
Denominations:	$1,000 / $1,000
Calculation Agent:	Lehman Brothers Special Financing Inc.
Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 10yr CMS Rate

The following shows the 30yr CMS Rate and the 10yr CMS Rate in effect on the Trade Date and on the hypothetical Interest Reset Dates listed below. The historical experience of the 30yr CMS Rate and 10yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 10yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 10yr CMS Rate make the Notes’ effective interest rate after May 23, 2008, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate – 10yr CMS Rate (in %)
4/25/2007	5.359	5.146	0.213
2/23/2007	5.338	5.199	0.139
11/24/2006	5.158	5.034	0.124
8/23/2006	5.477	5.358	0.119
5/23/2006	5.731	5.609	0.122
2/23/2006	5.09	5.095	-0.005
11/23/2005	5.234	5.017	0.217
8/23/2005	4.86	4.631	0.229
5/23/2005	4.84	4.512	0.328
2/23/2005	5.086	4.657	0.429
11/23/2004	5.184	4.57	0.614
8/23/2004	5.426	4.738	0.688
5/24/2004	5.818	5.237	0.581
2/23/2004	5.236	4.442	0.794
11/24/2003	5.374	4.62	0.754
8/25/2003	5.712	5.027	0.685
5/23/2003	4.552	3.679	0.873
2/24/2003	5.136	4.243	0.893
11/25/2002	5.447	4.663	0.784
8/23/2002	5.441	4.747	0.694
5/23/2002	6.175	5.659	0.516
2/25/2002	6.036	5.574	0.462
11/23/2001	6.065	5.682	0.383
8/23/2001	6.09	5.731	0.359
5/23/2001	6.523	6.177	0.346
2/23/2001	6.364	6.058	0.306
11/24/2000	6.842	6.798	0.044
8/23/2000	7	6.996	0.004
5/23/2000	7.725	7.765	-0.04
2/23/2000	7.378	7.467	-0.089
11/23/1999	7.085	6.892	0.193
8/23/1999	7.1	6.941	0.159
5/24/1999	6.461	6.303	0.158
2/23/1999	6.062	5.834	0.228
11/23/1998	5.889	5.585	0.304
8/24/1998	6.234	6.101	0.133
5/26/1998	6.243	6.105	0.138

Hypothetical Interest Reset Dates	30yr CMS Rate (in %)	10yr CMS Rate (in %)	30yr CMS Rate – 10yr CMS Rate (in %)
2/23/1998	6.282	6.052	0.23
11/24/1997	6.468	6.322	0.146
8/25/1997	7.007	6.803	0.204
5/23/1997	7.324	7.098	0.226
2/24/1997	7.019	6.727	0.292
11/25/1996	6.808	6.446	0.362
8/23/1996	7.333	7.07	0.263
5/23/1996	7.283	7.076	0.207
2/23/1996	6.841	6.378	0.463
11/24/1995	6.646	6.304	0.342
8/23/1995	7.34	6.978	0.362
5/23/1995	7.308	6.91	0.398
2/23/1995	8.048	7.698	0.35
11/23/1994	8.478	8.19	0.288
8/23/1994	8.085	7.641	0.444
5/23/1994	8.021	7.558	0.463
2/23/1994	7.304	6.483	0.821
11/23/1993	6.976	6.155	0.821
8/23/1993	6.847	5.905	0.942
5/24/1993	7.656	6.489	1.167
2/23/1993	7.176	6.263	0.913
11/23/1992	7.933	7.235	0.698
8/24/1992	7.803	7.048	0.755